EXHIBIT 3

Elbit Systems Venture, MediGuide, Inc., Signs Agreement with Boston Scientific Corporation for Advanced Intravascular 3-D Imaging and Intrabody Navigation Technology

Friday May 16, 12:07 pm ET

HAIFA, Israel, May 16 /PRNewswire-FirstCall/ -- Elbit Systems Ltd. (Nasdaq: ESLT
- News) announced today that MediGuide, Inc., a privately funded venture in which Elbit Systems is a majority shareholder, has signed an agreement with Boston Scientific Corporation (NYSE: BSX - News) to develop and commercialize technology platforms in the fields of 3-D intravascular imaging and intrabody navigation. The agreement includes an equity investment in MediGuide by Boston Scientific, co-development responsibilities for integrating Boston Scientific's device platforms with MediGuide's proprietary guidance system, exclusive global distribution and an option for Boston Scientific to acquire MediGuide at a future time. Other investors in MediGuide Inc. currently include VitaLife, V.C., The Fishman Group, Docor International and D.O.H. Investment Ltd.

MediGuide has developed an advanced navigation system known as the Medical Positioning System (referred to as MPS), which enables the real time tracking of miniature sensors integrated into therapeutic and diagnostic medical devices. These "MPS ready" devices will allow physicians to accurately track progression of the device as they are manipulated through the human anatomy while continuously registering their exact location and orientation utilizing advanced diagnostic systems such as Boston Scientific's intravascular ultrasound (known as IVUS) system as well as additional non-invasive diagnostic systems including angiography, magnetic resonance imaging (MRI) and computed tomography scanning
(CT).

Boston Scientific and MediGuide initially plan to develop a product, which will integrate the MPS system with Boston Scientific's IVUS system. This combination of technologies will expand the two dimensional aspect of the existing IVUS image into a three dimensional image. This three dimensional image will provide more useful clinical information and allow for easier interpretation of the image by interventional cardiologists improving its clinical utility in the hospital.

There are several additional applications that will be investigated for integrating the navigation technology into therapeutic devices in the fields of interventional cardiology and radiology, neuroradiology, endoscopy and other specialties.

With greater control and precise three-dimensional catheter positioning, the breadth of therapeutic treatment options may be expanded and patient outcomes potentially improved. Additionally this non-fluoroscopic catheter guidance technology should help to reduce radiation exposure for patients and physicians, as well as minimize the use of contrast during catheterization procedures.

"Led by advances in catheter-based technology, interventional medicine is evolving to treat more complex disorders which have historically been targets for more invasive surgical techniques," said Fred Colen, Senior Vice President and Chief Technology Officer, Boston Scientific Corporation. "When combined with Boston Scientific's advanced catheter technologies, MPS will bring greater precision to less-invasive therapies."

"We are very pleased to have a broad partnership with Boston Scientific" said Gera Strommer, President and CEO of MediGuide, "We think this strategic alliance will help both parties with fast market penetration of the MPS technology, and with this to become a standard in any catheterization procedure".

Joseph Ackerman, President and CEO of Elbit Systems commented, "We are pleased that the results of our considerable investments in developing advanced technologies are also applied in medical use, in cooperation with Boston Scientific, a distinguished leader in the field."

About Elbit Systems Ltd.

Elbit Systems Ltd. is an international defense electronics company engaged in a wide range of defense-related programs throughout the world, in the areas of aerospace, ground and naval systems, command, control, communications, computers and intelligence (C4I) and advanced electro-optic technologies. The Company focuses on the upgrading of existing military platforms and developing new technologies for defense applications.

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